EXHIBIT 5.1
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                        [Meritz & Muenz LLP. letterhead]
                                  June 26, 2003






Board of Directors
Accessity Corp.
12514 West Atlantic Boulevard
Coral Springs, FL 33071


Gentlemen:

You have requested our opinion, as counsel for Accessity Corp., a New York corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to the registration of 6,000,000 shares (the "Registered Shares") of common stock (the "Offering"), par value $.015 (the "Common Stock") that have been or will be issued pursuant to the 1995 Incentive Stock Plan of Accessity Corp.

We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. It is our opinion that when there has been compliance with the Act, the Registered Shares, when issued, delivered, and paid for, will be fully paid, validly issued and non-assessable.

No opinion is expressed herein as to any laws other than the laws of the State of New York and of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.




                                                     Respectfully yours,

                                                     Meritz & Muenz LLP.


                                                     By: /s/ Lawrence A. Muenz
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                                                         Lawrence A. Muenz
                                                         Partner